Exhibit 99.1
FOR IMMEDIATE RELEASE

April 26, 2018

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter 2018 Operating Results

DALLAS, TEXAS, April 26, 2018 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $41.7 million for the quarter ended March 31, 2018. In comparison, for the quarters ended December 31, 2017 and March 31, 2017, the Bank reported net income of $31.4 million and $35.1 million, respectively.

The $10.3 million increase in net income from the fourth quarter of 2017 to the first quarter of 2018 was attributable to increases in the Bank's net interest income ($7.4 million) and non-interest income ($1.7 million) and a decrease in its non-interest expenses ($2.4 million), offset by an increase in its AHP assessment ($1.2 million).

The $6.6 million increase in net income for the first quarter of 2018, as compared to the first quarter of 2017, was attributable to an increase in the Bank's net interest income ($15.3 million), offset by a decrease in its non-interest income ($6.3 million) and increases in its non-interest expenses ($1.7 million) and its AHP assessment ($0.7 million).

Total assets at March 31, 2018 were $65.1 billion, compared with $68.5 billion at December 31, 2017. The $3.4 billion decrease in total assets for the first quarter was attributable primarily to a $2.9 billion decrease in the Bank's short-term liquidity portfolio and a $1.2 billion decrease in the Bank's advances, partially offset by a $0.6 billion increase in the Bank's long-term investments.

Advances totaled $35.3 billion at March 31, 2018, compared with $36.5 billion at December 31, 2017. The Bank's mortgage loans held for portfolio totaled $1.0 billion at March 31, 2018, as compared to $0.9 billion at December 31, 2017.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled approximately $1.9 billion at both March 31, 2018 and December 31, 2017. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $15.0 billion at March 31, 2018 as compared to $14.4 billion at December 31, 2017. At March 31, 2018 and December 31, 2017, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity portfolio, which is comprised substantially of overnight federal funds sold and overnight reverse repurchase agreements, totaled $11.6 billion at March 31, 2018, compared to $14.5 billion at December 31, 2017.

The Bank's retained earnings increased to $972 million at March 31, 2018 from $942 million at December 31, 2017. On March 28, 2018, a dividend of $11.1 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter ended March 31, 2018 (and, for comparative purposes, as of December 31, 2017 and for the quarters ended December 31, 2017 and March 31, 2017) is set forth below. Further discussion and analysis regarding the Bank's first quarter results will be included in its Form 10-Q for the quarter ended March 31, 2018 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 825 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended March 31, 2018
(Unaudited, in thousands)

	March 31, 2018	December 31, 2017
Selected Statement of Condition Data:

Assets
Investments (1)	$28,571,090	$30,941,464
Advances	35,303,746	36,460,524
Mortgage loans held for portfolio, net	1,019,382	877,852
Cash and other assets	205,614	244,461
Total assets	$65,099,832	$68,524,301

Liabilities
Consolidated obligations
Discount notes	$26,641,297	$32,510,758
Bonds	33,502,435	31,376,858
Total consolidated obligations	60,143,732	63,887,616
Mandatorily redeemable capital stock	832	5,941
Other liabilities	1,356,263	1,150,718
Total liabilities	61,500,827	65,044,275
Capital
Capital stock — putable	2,350,943	2,317,937
Retained earnings	972,435	941,763
Total accumulated other comprehensive income	275,627	220,326
Total capital	3,599,005	3,480,026
Total liabilities and capital	$65,099,832	$68,524,301

Total regulatory capital (2)	$3,324,210	$3,265,641

	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Selected Statement of Income Data:
Net interest income (3)	$68,093	$60,686	$52,746
Other income	2,274	573	8,557
Other expense	23,991	26,399	22,260
AHP assessment	4,640	3,487	3,905
Net income	$41,736	$31,373	$35,138

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of March 31, 2018 and December 31, 2017, total regulatory capital represented 5.11 percent and 4.77 percent, respectively, of total assets as of those dates.

(3)	Net interest income is net of the provision for loan losses.

###